SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM 11-K

(Mark One)
     ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE
REQUIRED]

For the fiscal year ended December 31, 1993
                          OR
     TRANSITION REPORT PURSUANT TO SECTION 13
OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934 [NO FEE REQUIRED]

For the transition period from __________ to
___________

Commission file number 0-20332

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
     Mayflower Contract Services 401(k) Savings/
     Profit Sharing Plan
     5360 College Boulevard
     Overland Park, Kansas 66211

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
     Mayflower Group, Inc.
     9998 North Michigan Road
     Carmel, Indiana 46032

     E.I.N.:  35-1692925

Registrant's telephone number, including area code (317)
875-1000

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Financial Statements

(a)  Financial Statements

[Financial Statements and Schedules were filed under cover of Form SE on June 29, 1994.]

(b) Exhibits

     The following exhibits are filed as a part of this Annual
Report on Form 11-K, including certain exhibits that were previously filed as exhibits to reports or filings made pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference:

Exhibit                                                Page in
Number         Exhibit                                   this Filing

24             Consent of Independent Public
         Accountants                    E-__




                                SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, Mayflower Contract Services
Employee Benefits Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYFLOWER CONTRACT SERVICES
401(k) SAVINGS/PROFIT
SHARING PLAN
AND INVESTMENT PLAN

BY:    /s/ Michael L. Smith
Michael L. Smith, Chairman,
Chief Executive Officer and
Member of Employee Benefits
Committee

Date:  June 29, 1994

                 Exhibit 24
       CONSENT OF INDEPENDENT PUBLIC
                 ACCOUNTANTS

Mayflower Group, Inc.

  We consent to the incorporation by reference in the registration statement of Mayflower Group, Inc. on Form
S-8 (File No. 33-62340) of our report dated June 16,
1994 on our audit of the financial statements and financial statement schedules of Mayflower Contract Services
401(k) Savings/Profit Sharing Plan as of December 31,
1993, and for the year then ended, which report is included iin this Form 11-K.

/s/ Coopers & Lybrand
Kansas City, Missouri
June 16, 1994